Exhibit 99.1

Connecture Reports Financial Results for Fourth Quarter and Full Year 2015

Announces additional growth capital led by Francisco Partners

BROOKFIELD, Wis. — March 14, 2016 — Connecture, Inc. (Nasdaq: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced financial results for the quarter and full year ended December 31, 2015.

“The fourth quarter of 2015 capped an important year for Connecture, highlighted by strong overall financial performance and many other accomplishments that position us well for the future,” remarked Jeff Surges, CEO of Connecture. “During 2015 we extended our Medicare.gov contract and expanded our customer base by approximately 20%, including 13 new health plans and eight private exchange clients. And on the delivery side, we successfully completed a number of important customer implementations as part of the annual enrollment cycle, including a significant payvider organization, Memorial Hermann, and one of our largest implementations in the Company’s history with United Healthcare, which will contribute to our growth story going forward.”

Surges added, “The $52 million investment we separately announced today, led by Francisco Partners, when closed, will not only provide us capital to support continued growth and product innovation, but also provides us with a partner that brings a wealth of relevant healthcare experience and resources to our company.”

Full Year 2015 Results

¡	Total revenue was $95.8 million, increasing 13.3% compared to $84.6 million in 2014. Excluding the Enterprise State segment, which was approximately 14% of total 2015 revenue, revenue increased approximately 31% over full year 2014.

¡	Adjusted gross margin was $49.9 million, or 52.1% of total revenue, increasing 38.1% compared to $36.2 million, or 42.8% of total revenue, in 2014.

¡	Operating loss was ($1.5) million, narrowing significantly from an operating loss of ($4.3) million in 2014.

¡	Net loss was ($7.3) million, compared to net loss of ($10.2) million in 2014.

¡	Adjusted EBITDA was $8.3 million, compared to Adjusted EBITDA of $1.3 million in 2014.

Fourth Quarter 2015 Financial Results

¡	Total revenue was $29.1 million, increasing 4.7% compared to $27.8 million in the fourth quarter of 2014. Excluding the Enterprise State segment, which was approximately 6.3% of total fourth quarter 2015 revenue, revenue growth was approximately 24% over the same period the prior year.

¡	Adjusted gross margin was $17.6 million, or 60.3% of total revenue, increasing 20.4% compared to $14.6 million, or 52.4% of total revenue, in the fourth quarter of 2014.

¡	Operating income was $5.9 million, compared to operating income of $6.0 million in the fourth quarter of 2014.

¡	Net income was $4.3 million, compared to net income of $4.8 million in the fourth quarter of 2014.

¡	Adjusted EBITDA was $8.6 million, increasing 29.4% compared to Adjusted EBITDA of $6.6 million in the fourth quarter of 2014.

¡	Cash and cash equivalents at December 31, 2015 totaled $5.4 million, compared to $7.4 million at September 30, 2015. Total liquidity was $14.9 million at December 31, 2015, inclusive of $9.5 million of our unused revolving credit facility.

¡	Cash used in operations for the three months ended December 31, 2015 was $1.4 million, improving from cash used in operations of $4.8 million for the same period last year. Of note, while an improvement from the same period last year, cash used in operations for the three months ended December 31, 2015 was affected by the timing of $3.5 million of cash receipts from several large customers which were due in the fourth quarter but not received until the first half of January 2016. Had these payments been received on time, cash generated in the fourth quarter of 2015 would have been $2.1 million.

Recent Business Highlights

¡	The Medicare.gov contract, which we have supported for the past eleven years, was renewed during the fourth quarter of 2015 for a multi-year period.

¡	Notable renewals, upsells and expansions during the fourth quarter included Aetna, BCBS of Massachusetts, BCBS of Michigan, Kaiser and Health Partners.

¡	Total contracted backlog at December 31, 2015 was $89.7 million, compared to $82.9 million at September 30, 2015 and $78.2 million at December 31, 2014. The sequential increase from September 30, 2015, was primarily due to the Medicare.gov contract renewal, offset by the expected completion of customer deliverables in the fourth quarter of 2015 associated with the open enrollment period.

¡	Successful Annual and Open Enrollment launches of over 50 health insurance carriers, many of whom experienced significant volume increases over prior years.

¡	Expanded product capabilities including: a new release of our Analytics suite and Executive Dashboard, and new mobile features for the consumer and broker markets, as well as new carrier additions for our Ancillary Store

Business Outlook

Connecture is providing guidance for full year 2016 as indicated below:

¡	Total revenue is expected to be in the range of $100.0 million to $110.0 million.

¡	Adjusted EBITDA is expected to be in the range of $10.0 million to $15.0 million.

Conference Call

Connecture’s management will host a conference call at 5:00 p.m. EDT on Monday, March 14, 2016, to discuss the fourth quarter and full year 2015 results. The conference call will be accessible by dialing 877-930-8068 (U.S.) or 253-336-8043 (international) and referencing conference ID 48876082. A live webcast of the conference call will also be available on the investor relations section of the company’s website at investors.connecture.com.

Use of Non-GAAP Measures

To provide additional information regarding Connecture’s financial results, Connecture has disclosed in this press release adjusted gross margin and adjusted EBITDA margin, each a non-GAAP financial measure. Connecture defines adjusted gross margin as gross margin before depreciation and amortization expense, as well as stock-based compensation expense. Connecture defines adjusted EBITDA as net income (loss) before net interest, other expense, taxes, depreciation and amortization expense, adjusted to eliminate stock-based compensation and non-cash changes in fair value of contingent consideration and impairments of goodwill, intangible and long-lived assets, if any.

Connecture has included adjusted gross margin and adjusted EBITDA as supplemental financial measures in this press release because they are key measures used by its management and board of directors to understand and evaluate its core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans, and because management believes that they provide useful information in understanding and evaluating Connecture’s operating results. However, use of adjusted gross margin and adjusted EBITDA as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of Connecture’s financial results as reported under GAAP. A reconciliation to the closest GAAP measures of these non-GAAP measures is contained in the accompanying tables.

About Connecture

Connecture (NASDAQ: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Connecture’s strategy, future operations, future financial position, ability to close on its $52 million financing, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, among other things, statements about management’s estimates regarding future market growth, revenues and financial performance and other statements about management’s beliefs, intentions or goals. Connecture may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on Connecture’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, risks related to (1) Connecture’s ability to successfully implement the strategic relationship with Francisco Partners; (2) Connecture’s ability to manage its growth, including accurately planning and forecasting its financial results and hiring, retaining and motivating employees; (3) the competitive environment for Connecture’s business and the market for Connecture’s solutions; (4) Connecture’s ability to maintain historical contract terms; (5) Connecture’s ability to operate its proprietary software, transition to new platforms and provide innovative and high quality software and services; (6) errors, interruptions or delays in Connecture’s services; (7) breaches of Connecture’s security measures; (8) Connecture’s ability to comply with regulatory requirements; (9) technological and regulatory developments; (10) litigation related to intellectual property and other matters and any related claims, negotiations and settlements; and (11) other risks and potential factors that could affect Connecture’s business and financial results identified in Connecture’s filings with the Securities and Exchange Commission (the “SEC”), including Connecture’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q. The forward-looking statements contained in this press release reflect Connecture’s current views with respect to future events, and Connecture assumes no obligation to update or revise any forward-looking statements except as required by applicable law.

Investor Contact:

Peter Vozzo

Westwicke Partners, LLC.

peter.vozzo@westwicke.com

Phone: 443-213-0500

Media Contact:

Carolyn Edwards

ReviveHealth

ce@thinkrevivehealth.com

Phone: 615-760-3681

Source: Connecture

Connecture, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$29,139	$27,825	$95,847	$84,579
Cost of revenue (1)	12,732	14,235	50,670	52,431

Gross margin	16,407	13,590	45,177	32,148

Operating expenses:
Research and development (1)	4,860	4,447	22,718	18,125
Sales and marketing (1)	1,993	1,947	9,507	7,729
General and administrative (1)	3,616	1,241	14,439	10,552

Total operating expenses	10,469	7,635	46,664	36,406

Income (loss) from operations	5,938	5,955	(1,487)	(4,258)

Other expenses:
Interest expense	1,390	1,705	5,665	5,937
Other expense (income), net	132	(611)	140	(68)

Income (loss) before income taxes	4,416	4,861	(7,292)	(10,127)

Income tax expense	(93)	(77)	(51)	(33)

Net income (loss)	$4,323	$4,784	($7,343)	($10,160)

Comprehensive income (loss)	$4,323	$4,784	($7,343)	($10,160)

Net income (loss) per common share:
Basic	$0.20	0.80	($0.34)	(10.27)

Diluted	$0.19	0.30	($0.34)	(10.27)

Weighted-average common shares outstanding:
Basic	21,960,077	4,857,869	21,813,407	1,362,109

Diluted	22,784,888	12,979,040	21,813,407	1,362,109

(1) Cost of revenue and operating expenses include following stock-based compensation expense:
Cost of revenue	$184	$31	$922	$123
Research and development	479	18	1,379	78
Sales and marketing	146	7	519	32
General and administrative	585	307	1,892	1,203

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Connecture, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of December 31, 2015	As of December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$5,424	$28,252
Accounts receivable—net of allowances	10,792	12,128
Prepaid expenses and other current assets	652	1,557

Total current assets	16,868	41,937
Property and equipment, net	2,109	1,892
Goodwill	26,779	26,779
Other intangibles, net	11,392	15,350
Deferred implementation costs	24,565	24,552
Other assets	976	880

Total assets	$82,689	$111,390

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$6,853	$5,737
Accrued payroll and related liabilities	3,560	3,880
Other liabilities	2,188	4,373
Current maturities of debt	1,441	4,479
Deferred revenue	34,049	42,578

Total current liabilities	48,091	61,047
Deferred revenue	18,529	31,159
Long-term debt	46,964	47,627
Other long-term liabilities	285	398

Total liabilities	113,869	140,231

Total stockholders' deficit	(31,180)	(28,841)

Total liabilities and stockholders' deficit	$82,689	$111,390

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Connecture, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	($7,343)	($10,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,043	5,101
Stock-based compensation expense	4,712	1,436
Other	970	1,061
Changes in operating assets and liabilities:
Accounts receivable	1,291	8,782
Prepaid expenses and other assets	757	(495)
Deferred implementation costs	(13)	(4,653)
Accounts payable	1,856	(3,463)
Accrued expenses and other liabilities	(2,306)	(3,744)
Deferred revenue	(21,159)	(14,118)

Net cash used in operating activities	(16,192)	(20,253)

Cash flows from investing activities:
Purchase of property and equipment	(1,317)	(837)

Net cash used in financing activities	(1,317)	(837)

Cash flows from financing activities:
Net (repayments) borrowings of debt	(4,365)	13,631
Other	(954)	33,434

Net cash (used in) provided by financing activities	(5,319)	47,065

Net (decrease) increase in cash and cash equivalents	(22,828)	25,975
Cash and cash equivalents—beginning of period	28,252	2,277

Cash and cash equivalents—end of period	$5,424	$28,252

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Connecture, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation from Gross Margin to Adjusted Gross Margin:
Gross margin	$16,407	$13,590	$45,177	$32,148
Depreciation and amortization	974	964	3,846	3,892
Stock-based compensation expense	184	31	922	123

Adjusted gross margin	$17,565	$14,585	$49,945	$36,163

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$4,323	$4,784	($7,343)	($10,160)
Depreciation and amortization	1,246	1,260	5,043	5,101
Interest expense	1,390	1,705	5,665	5,937
Other expense (income)	132	(611)	140	(68)
Income taxes	93	77	51	33
Stock-based compensation expense	1,394	363	4,712	1,436
Change in fair value of contingent consideration	—	(951)	—	(951)

Total net adjustments	4,255	1,843	15,611	11,488

Adjusted EBITDA	$8,578	$6,627	$8,268	$1,328

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